Exhibit 99.1

                    Pier 1 Imports, Inc. Reports August Sales


     FORT WORTH, Texas--(BUSINESS WIRE)--Aug. 31, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended August 26, 2006 aggregated $114,304,000 a decrease of 7.8% from $123,973,000 last year, and comparable store sales declined 9.1%.
     Sales for the second quarter were $370,698,000, down 12.5% from last year's $423,675,000, and comparable store sales declined 14.8%. Year-to-date sales of $746,790,000 were down 8.3% from $813,989,000 last year, and comparable store sales declined 10.9%. The Company will report second quarter results on September 14th.
     Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "Customer traffic and sales improved during the last two weeks of August, however traffic trends remained below last year. We believe the improved traffic and sales resulted from more aggressive marketing initiatives including new TV commercials. We will continue to manage the business through promotional events designed to attract new and existing customers into our stores."
     "This week we begin distributing Pier 1's autumn catalog, which includes a blend of dinnerware, decorative accessories as well as new furniture collections. This catalog will be circulated to approximately 12 million shoppers. In September, the stores begin transitioning to more decorative accessories, housewares and gifts in preparation for the fall and holiday seasons."

     Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion.
     The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

     Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.


    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400